Exhibit 99.1

STOCKERYALE PROPOSES ACQUISITION OF VIRTEK VISION INTERNATIONAL

Transaction valued at approximately $22 million in cash and stock; provides 48%

premium to trading price on day offer made; combined entity to create a more competitive company, providing superior value to shareholders

Salem, NH — May 19, 2008 — StockerYale, Inc. (NASDAQ: STKR) (the “Company”), a leading international designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, which currently operates from its locations in the United States, Canada, the United Kingdom and Ireland, announced on Friday, May 16, 2008 that it has made an offer to the Virtek Vision International Inc. (TSX: VRK) (“Virtek”) Board of Directors to acquire all of the outstanding shares of Virtek common stock for consideration of $0.65 per share, representing a total purchase price of approximately $22 million. StockerYale’s proposal would provide the Virtek shareholders with approximately 7,790,000 shares of StockerYale common stock (representing approximately 19.9% of StockerYale’s outstanding common stock) and the remainder of the purchase price in cash.

The offer represents a 48% premium above the closing price of Virtek common stock on May 13, 2008, the day the offer was made, a 58% premium above the 30-day average closing price of Virtek’s common stock and a 60% premium above the 90-day average close price of Virtek’s common stock. StockerYale has received a non-binding indication of interest from a lender to provide the cash portion of the purchase price and expects to receive a binding financing commitment from the lender at such time as a definitive merger agreement is entered into between StockerYale and Virtek.

“We have great respect for Virtek and together we can offer an increasingly exciting set of solutions for customers,” said Mark W. Blodgett, Chairman and Chief Executive Officer of StockerYale. “We believe our combination will deliver better choice and innovation to our customers and industry partners and superior value to our respective shareholders. Our long-term lenders and financing partners have expressed interest in participating in the financing portion of the proposed transaction, and we appreciate their continued support. StockerYale’s last significant acquisition closed in the fourth quarter of 2006 when it acquired Photonic Products Ltd. in the U.K. and we are looking forward to participating in the continued consolidation of the photonics industry.”

“The combined assets and strong services focus of these two companies will enable us to achieve economies of scale while reaching R&D critical mass to deliver innovation breakthroughs,” continued Mark W. Blodgett. “By combining these businesses, we expect to quickly realize synergies by eliminating certain redundant public company costs and cross-selling the product offerings of the two businesses to each other’s customers. In addition, we are excited to combine the strong engineering teams of the two companies and to fully leverage our R&D efforts.”

StockerYale believes this proposed combination would receive all necessary regulatory approvals and expects that the proposed transaction would be completed early in the second half of calendar year 2008. StockerYale is committed to working closely with Virtek management and its Board of Directors as they, along with Virtek shareholders, evaluate this proposal.

SAFE HARBOR STATEMENT

This release contains forward-looking statements, which address a variety of subjects including, for example, the likelihood that an agreement will be reached with Virtek and that the proposed transaction will be consummated; the expected benefits of the transaction, the expected financial contribution of Virtek, the expected synergies to occur and the expansion of capabilities expected to occur as a result of the proposed transaction. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale's goals, plans, expectations and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: StockerYale’s ability to reach agreement with Virtek, the final terms of any agreement may differ from StockerYale’s initial offer and Virtek’s and StockerYale’s ability to obtain all necessary approvals and consents to complete the proposed transaction; StockerYale’s ability to achieve the synergies and value creation contemplated by the proposed transaction; StockerYale’s ability to promptly and effectively integrate the businesses of Virtek and StockerYale; and the diversion of management time on transaction-related issues. StockerYale's success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, become and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology and medical industries; demand for our clients' products; StockerYale's management may face strain on managerial and operational resources as they try to oversee the expanded operations; StockerYale may not be able to expand its operations in accordance with its business strategy; StockerYale's cash balances may not be sufficient to allow StockerYale to meet all of its business and investment goals; StockerYale may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; StockerYale derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage StockerYale's financial condition and results of operations; StockerYale frequently sells to its customers on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which StockerYale' competes. For a detailed discussion of cautionary statements that may affect StockerYale's future results of operations and financial results, please refer to StockerYale's filings with the Securities and Exchange Commission, including StockerYale's most recent Annual Report on Form 10-KSB and Quarterly Reports on Form 10-Q. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Investor Relations Contact:

The Piacente Group

(Investor Relations Counsel, StockerYale)

Sanjay M. Hurry, 212-481-2050

sanjay@tpg-ir.com

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